Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated April 7, 2005 (except for Note 16, which is as of April 17, 2006), with respect to the consolidated balance sheets of Electronics Boutique Holdings Corp. as of January 29, 2005 and January 31, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2005, included herein and to the reference to our firm under the heading “Experts” in registration statement. Our report refers to a change in the method of accounting for consideration received from a vendor.
We consent to the use of our reports dated April 7, 2005, with respect to the consolidated balance sheets of Electronics Boutique Holdings Corp. as of January 29, 2005 and January 31, 2004, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended January 29, 2005, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 29, 2005, and the effectiveness of internal control over financial reporting as of January 29, 2005, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report with respect to the consolidated financial statements refers to a change in the method of accounting for consideration received from a vendor.
                                                (signed) KPMG
Philadelphia, Pennsylvania
April 24, 2006